Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On December 29, 2011, we completed the purchase of 534.8 million shares of International Mining Machinery Holdings Limited (“IMM”).  These shares, which represented approximately 41.1% of IMM’s outstanding common stock, were purchased pursuant to a stock purchase agreement, dated July 11, 2011, as amended and restated on July 14, 2011.  The shares were purchased for HKD8.50 per share, or approximately $584.6 million.  As a result of this and prior open market purchases, we acquired a controlling interest of approximately 69.2% of IMM’s outstanding common stock and were required by Rule 26.1 of the Hong Kong Takeovers Code to commence a tender offer to purchase all of the outstanding shares of IMM common stock and options to purchase IMM common stock that we did not own.  The tender offer commenced on January 6, 2012.  We completed the tender offer on February 10, 2012 and currently own 98.9% of IMM’s outstanding common stock for which we have paid aggregate consideration of approximately $1.4 billion.  We intend to effect the compulsory acquisition of the remaining shares under applicable provisions of the Cayman Island Companies Law, under which IMM is incorporated.  We expect to pay consideration of approximately $16.3 million to complete the compulsory acquisition in our third fiscal quarter of 2012.  The combined effect of these transactions will result in our ownership of 100% of the common stock of IMM.

The following Unaudited Pro Forma Combined Condensed Financial Information is based on the historical financial information of Joy Global Inc. (“Joy Global”) and IMM and has been prepared to reflect the acquisition of IMM and the related financing.  The acquisition of shares of IMM obtained through open market purchases, the 41.1% purchase pursuant to the stock purchase agreement, and shares obtained under the tender process are reflected as a single transaction and adjustments have been made to reflect the purchases as a single transaction.

The Unaudited Pro Forma Combined Condensed Statement of Income for the year ended October 28, 2011 combines the historical financial information of Joy Global for the year ended October 28, 2011 and IMM for the year ended December 31, 2011 to illustrate the estimated effect of the acquisition as if it had occurred as of the beginning of the period presented.  The Unaudited Pro Forma Combined Condensed Balance Sheet as of October 28, 2011 combines the historical financial information of Joy Global as of October 28, 2011 and IMM as of December 31, 2011 to illustrate the estimated effect of the acquisition on Joy Global’s balance sheet as if the acquisition had occurred on October 28, 2011.

The historical financial information of IMM was prepared on the basis of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and translated from Chinese renminbi to U.S. dollars using historical exchange rates.  No adjustments have been made to convert the IFRS financial statements to US Generally Accepted Accounting Principles under which Joy Global is presented.  The historical financial information has been adjusted to give effect to pro forma matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company.  The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Information, the audited historical financial statements of Joy Global, as of and for the year ended October 28, 2011 included in its Annual Report on Form 10-K, as well as the audited historical consolidated financial statements of IMM as of and for the year ended December 31, 2011, included as an exhibit to this Current Report on Form 8-K/A.

The Unaudited Pro Forma Combined Condensed Financial Information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles.  The Unaudited Pro Forma Combined Condensed Financial Information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized.  The adjustments that may occur to the preliminary estimates could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Information.

The Unaudited Pro Forma Combined Condensed Financial Information is presented for information purposes only.  It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.

Joy Global Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
As of October 28, 2011
(In thousands)

	Joy Global	International Mining Machinery	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS

Current Assets:
Cash and cash equivalents	$288,321	$72,912	$85,355	2	$446,588
Cash held in escrow	866,000	-	(849,700)	2	16,300
Accounts receivable, net	884,696	302,825	(50,000)	2	1,137,521
Inventories, net	1,334,134	70,276	22,100	2	1,426,510
Other current assets	190,568	15,622	-		206,190
Current assets of discontinued operations	288	-	-		288
Total Current Assets	3,564,007	461,636	(792,245)		3,233,398
Property, Plant and Equipment, net	539,571	87,266	36,334		663,171

Other Assets:
Investment in unconsolidated affiliate	380,114	8,268	(380,114)	2	8,268
Other intangible assets, net	385,441	42,370	-		427,811
Goodwill	428,478	49,671	923,915	2	1,402,064
Deferred income taxes	73,123	1,880	-		75,003
Other non-current assets	55,448	2,893	-		58,341
Non-current assets of discontinued operations	172	-	-		172
Total Other Assets	1,322,776	105,081	543,801		1,971,658

Total Assets	$5,426,354	$653,983	$(212,110)		$5,868,227

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Short-term notes payable, including current portion of long-term obligations	$35,895	$14,666	$-		$50,561
Trade accounts payable	452,519	87,305	-		539,824
Employee compensation and benefits	147,664	6,458	-		154,122
Advance payments and progress billings	771,841	6,122	-		777,963
Accrued warranties	82,737	1,797	-		84,534
Other accrued liabilities	206,588	29,827	-		236,415
Current liabilities of discontinued operations	27,327	-	-		27,327
Total Current Liabilities	1,724,571	146,174	-		1,870,745

Long-term Obligations	1,356,412	-	250,000	2	1,606,412

Other Non-current Liabilities:
Accrued pension costs	332,452	-	-		332,452
Other	61,124	16,720	-		77,844
Total Other Non-current Liabilities	393,576	16,720	-		410,296

Shareholders' Equity:
Common stock & Capital in excess of par value	1,219,761	337,262	(337,262)	2	1,219,761
Retained earnings	2,244,740	160,848	(148,111)	2	2,257,477
Treasury stock	(1,116,623)	-	-		(1,116,623)
Accumulated other comprehensive loss	(396,083)	(7,022)	7,022	2	(396,083)
Shareholders' equity attributable to Joy Global Inc.	1,951,795	491,089	(478,351)		1,964,533
Non-controlling interest	-	-	16,241	2	16,241
Total Shareholders' Equity	1,951,795	491,089	(462,110)		1,980,774

Total Liabilities and Shareholders' Equity	$5,426,354	$653,983	$(212,110)		$5,868,227

Note: International Mining Machinery financial information as of December 31, 2011

Joy Global
Unaudited Pro Forma Combined Condensed Statement of Income
For the Fiscal Year Ended October 28, 2011
(In thousands except per share amounts)

	Joy Global	International Mining Machinery	Pro Forma Adjustments	Notes	Pro Forma Combined

Net sales	$4,403,906	$324,401	$-		$4,728,307

Cost of sales	2,897,605	183,698	23,553	3	3,104,856
Product development, selling and administrative expenses	602,010	75,005	-		677,015
Other income	(15,888)	(2,781)	-		(18,669)
Operating income	920,179	68,479	(23,553)		965,105

Interest income	13,869	268	-		14,137
Interest expense	(38,180)	(1,791)	-		(39,971)
Reorganization items	(35)	-	-		(35)
Income from continuing operations before income taxes	895,833	66,956	(23,553)		939,236

Provision for income taxes	264,831	15,057	(3,533)	3	276,355

Income from continuing operations	$631,002	$51,899	$(20,020)		$662,881

Basic earnings per share:
Income from continuing operations	$6.01				$6.32

Diluted earnings per share:
Income from continuing operations	$5.92				$6.22

Dividends per share	$0.70				$0.70
Weighted average shares outstanding:
Basic	104,916				104,916
Diluted	106,537				106,537

Note: International Mining Machinery financial information for the year-ended December 31, 2011.

Note 1 – Purchase Consideration Allocation

The preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed is based on the estimated fair values as of December 29, 2011, the date we obtained a controlling interest in IMM.  The fair values of the assets and liabilities included in the table below are preliminary and subject to change principally as we are currently in the process of obtaining third-party valuations.

The excess of the purchase consideration over the net tangible and identifiable intangible assets is reflected as goodwill.  The following table summarizes the preliminary estimates of fair value of the assets acquired and the liabilities assumed as of the acquisition date:

December 29,
(in thousands)	2011
Assets Acquired:
Cash and cash equivalents	$72,912
Accounts receivable	252,825
Inventories	92,376
Other current assets	15,622
Property, plant and equipment	123,600
Other intangible assets and Goodwill	1,015,955
Other non-current assets	13,041
Total assets acquired	1,586,331
Liabilities Assumed:
Notes payable	(14,666)
Accounts payable	(87,305)
Employee compensation and benefits	(6,458)
Advance payments and progress billings	(6,122)
Other current liabilities	(31,624)
Other non-current liabilities	(16,720)
Total liabilities assumed	(162,895)
Non-controlling interest	(437,654)
$985,782

The determination of fair value for acquired intangible assets is currently proceeding and includes intangible assets consisting of customer relationships and trademarks.  While we have identified the types of intangible assets acquired, we have not preliminarily assigned a value to the intangible assets as the valuation process is ongoing.  The determination of the useful life was based upon historical experience, economic factors, and future cash flows of the assets acquired.

Inventories reflect adjustments of $22.1 million to establish the estimated fair market value.  Property, plant and equipment reflect an adjustment of $36.3 million to establish the estimated fair market value.  These adjustments have been reflected on the October 28, 2011 balance sheet.

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 15.0% has been used.  This rate is an estimate and does not take into account any possible future tax planning or events that may occur for the combined company.

Note 2 – Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet
Represents fair value adjustments to accounts receivable, inventories and property, plant and equipment to reflect estimated fair values.  The adjustments were made to reflect the preliminary fair values as determined during our valuation process.  Adjustments were also made to cash held in escrow and long-term borrowings to reflect the purchase of additional shares and the draw under an outstanding credit commitment to fund the share purchase, investment in unconsolidated affiliates to reflect the change from equity method accounting to acquisition accounting, non-controlling interest for the shares owned by unaffiliated shareholders and retained earnings to reflect the gain recognized upon obtaining control of IMM and the elimination of equity income earned during the period prior to obtaining control.

Property, plant and equipment is being depreciated over the estimated useful lives of the respective assets using the straight-line method for financial reporting.  Inventories have been adjusted to their estimated fair market value and will be charged to cost of goods sold over a period of five months.

Note 3 – Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Income
Represents the estimated adjustments to amortization and depreciation expense related to the fair value adjustments of property, plant and equipment, and inventory.  Depreciation expense relating to property, plant and equipment and the amortization of the inventory step-up is included in costs of sales.

We have not reversed non-recurring acquisition expenses.  The costs included in the October 28, 2011 Unaudited Pro Forma Combined Condensed Statement of Income were $8.6 million.  Additional costs related to the acquisition have been recognized in the quarter ended January 27, 2012 and it is expected that additional costs will continue to be recognized until the compulsory acquisition is completed.  The compulsory acquisition is expected to be completed in our third fiscal quarter.